EX 10.15

SLEEP NUMBER CORPORATION

Executive Tax and Financial Planning Program
(Revised May 11, 2021)

Summary

◦	CEO eligible for up to $20,000 per fiscal year of executive tax and financial planning services.

◦	Executive Vice Presidents eligible for up to $10,000 per fiscal year of executive tax and financial planning services.

◦	Reimbursable services include tax preparation and planning, financial planning, estate planning, employer stock & stock option planning and related legal fees. Money management fees and brokerage fees are not reimbursable.

◦	All amounts will be considered taxable wages to executives and will not be “grossed up” for any resulting taxes.

◦	Services must be performed, invoiced and turned in prior to the last payroll in the fiscal year of services provided.